Exhibit 99.1

CONTACT:     Matthew Cummings
814.870.2150 | matthew.cummings@erieinsurance.com

FOR IMMEDIATE RELEASE

Erie Insurance establishes $100 million charitable foundation
The Erie Insurance Foundation will create long-term sustainability for charitable contributions and grantmaking

ERIE, Pa., May 1, 2025 — Erie Insurance (ERIE) today announced the creation of the Erie Insurance Foundation, a private charitable foundation that will create long-term sustainability for charitable contributions and grantmaking. To launch the initiative and seed the foundation’s endowment, Erie Indemnity Company, the management company for Erie Insurance, is donating $100 million.

Consolidating many of the company’s charitable giving funds and activities previously coordinated by the Erie Giving Network under this separate 501(c)(3) foundation will enable the foundation’s board of directors and officers to direct the entity’s investment decisions, charitable strategy and grant funding. The $100 million seed gift from Erie Indemnity will build a charitable legacy for years to come as the initial gift can be invested and grow.

Establishing the Erie Insurance Foundation is part of the company’s 100th anniversary celebration in 2025, during which ERIE and its employees are also participating in several other initiatives aimed at giving back to local communities, such as “100 Days of Service” and “100 Days of Giving.”

“At Erie Insurance, service has been central to our success for 100 years,” said ERIE’s Chief Diversity & Community Development Officer Christy Blashock, who will also serve as president of the Erie Insurance Foundation. “We understand and embrace our great responsibility to help grow and develop communities where our own ERIE Family lives and works. A century later, these ideals remain at the heart of who we are at ERIE. This substantial seed gift, and the foundation itself, will provide support for charitable organizations well into the future.”

About Erie Insurance

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 12th largest homeowners insurer, 13th largest automobile insurer and 13th largest commercial lines insurer in the United States based on direct premiums written. Founded in 1925, Erie Insurance is a Fortune 500 company and the 17th largest property/casualty insurer in the United States based on total lines net premium written. Rated A+ (Superior) by A.M. Best, ERIE has more than 7 million policies in force and operates in 12 states and the District of Columbia. News releases and more information are available on ERIE’s website at www.erieinsurance.com.

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